EXHIBIT 99.1

San Jose Water Files General Rate Case Application Focused On Infrastructure Replacement and Water Quality Projects
Goal is to ensure safe and reliable utility infrastructure and service for all of our communities

San Jose, CA – (January 12, 2021) – San Jose Water Company (San Jose Water), a wholly-owned subsidiary of SJW Group (NYSE: SJW), announced the filing of its 2021 General Rate Case (GRC) application with the California Public Utilities Commission (CPUC).

The application supports a $435 million capital investment program to ensure a safe and resilient water system for the customers and communities served. San Jose Water provides water service to over one million people in the greater San Jose metropolitan area. The company has served customers since 1866, and its aging infrastructure must be replaced as it reaches the end of its service life. Since 2005, San Jose Water has spent more than $1.2 billion to upgrade water infrastructure — ensuring the continued safe and reliable delivery of high-quality water service.

“At about a penny a gallon, water remains one of the greatest values and most critical resources that we rely on in our daily lives,” said Andy Gere, President and COO. “A safe and reliable water delivery system is essential to hygiene and public safety, and also supports fire protection and economic vibrancy. Our investment in local water infrastructure creates jobs locally and helps to ensure resiliency and reliability for generations to come.”

Every three years, water utilities regulated by the CPUC are required to submit a filing detailing proposed rate adjustments and the reasons for these rate adjustments. The CPUC and Public Advocates Office analyze each aspect of the rate application as part of a transparent public process to ensure customers pay just and reasonable rates. This process also offers the utility a reasonable opportunity to recover its costs, while also providing for continued investment in drinking water infrastructure necessary to maintain safe and reliable water service. Importantly, customers have the opportunity to participate and provide feedback during the rate setting process.

The filing begins an anticipated 12-month review process by the CPUC. The rates included in the application are a proposal. Final rates will be approved by the CPUC following a comprehensive review process.

Some of the projects proposed for completion during the period covered by the GRC include:

•Infrastructure and Maintenance: Replacing 72 miles of aging water mains.
•Emergency response preparedness: Strengthening our water system and readiness to deliver safe and reliable water service during power interruptions, earthquakes, pandemics such as COVID-19, and wildfires.
•Customer Service: Deploying technology to deliver exceptional customer service.

Said Gere, “This past year, our nation has faced many unique ordeals. The need to protect public health and safety is crucial as we continue to work and live through the pandemic and other challenges stemming from water quality and climate change. We remain committed to delivering outstanding service to our customers.”

About San Jose Water

Founded in 1866, San Jose Water is an investor-owned public utility, and is one of the largest and most technically sophisticated urban water systems in the United States. Serving over one million people in the greater San Jose metropolitan area, San Jose Water also provides services to other utilities including operations and maintenance, billing, and backflow testing. San Jose Water is owned by SJW Group, a publicly traded company listed on the New York Stock Exchange under the symbol SJW. SJW Group also owns: Connecticut Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas. To learn more about San Jose Water, visit www.sjwater.com.

Media Contact

John Tang, VP Regulatory Affairs and Government Relations
(408) 279-7933

Liann Walborsky, Director Corporate Communications
(408) 918-7247

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the CPUC’s final decision in the GRC and timeliness of such decision, and the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus ("COVID-19") pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) the risk of work stoppages, strikes and other labor-related actions; (8) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences; (9) changes in general economic, political, business and financial market conditions; (10) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general stock and debt market conditions; and (11) legislative and general market and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in SJW Group’s filings with the SEC, including the most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.